Filed Pursuant to Rule 424(b)(3)

Registration No. 333-190956

Prospectus Supplement No. 10

(to Prospectus dated October 8, 2013)

MAGNUM HUNTER RESOURCES CORPORATION

Offer to Exchange $600,000,000 Registered 9.750% Senior Notes due 2020 and Related Guarantees

for

$600,000,000 Outstanding 9.750% Senior Notes due 2020 and Related Guarantees

This Prospectus Supplement No. 10, dated February 27, 2014 (this “Supplement”), is being filed to update, amend and supplement the information previously included in our prospectus, dated October 8, 2013 (the “Prospectus”), as supplemented by Prospectus Supplement No. 1 dated November 12, 2013, Prospectus Supplement No. 2 dated November 27, 2013, Prospectus Supplement No. 3 dated December 12, 2013, Prospectus Supplement No. 4 dated December 19, 2013, Prospectus Supplement No. 5 dated January 6, 2014, Prospectus Supplement No. 6 dated January 17, 2014, Prospectus Supplement No. 7 dated January 22, 2014,

Prospectus Supplement No. 8 dated January 23, 2014 and Prospectus Supplement No. 9 dated January 30, 2014, with the information contained in the Form 8-Ks filed with the Securities and Exchange Commission on February 18, 2014 and February 20, 2014 (the “Form 8-Ks”), including the information contained in Item 7.01 of the Form 8-Ks. Any other documents, exhibits or information contained in the Form 8-Ks that have been deemed furnished and not filed pursuant to General Instruction B.2 of Form 8-K or otherwise in accordance with SEC rules shall not be included in this Supplement. We have attached the Form 8-Ks to this Supplement. This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus, including all amendments and supplements thereto.

We urge you to carefully review the “Risk Factors” beginning on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported);
February 18, 2014 (February 14, 2014)

MAGNUM HUNTER RESOURCES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32997	86-0879278
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(LR.S. Employer Identification Number)

777 Post Oak Boulevard, Suite 650
Houston, Texas 77056
(Address of principal executive offices, including zip code)

(832) 369-6986
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pro-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On February 14, 2014, Magnum Hunter Resources Corporation (the “Company”) issued a press release announcing the initial results of the Company’s first dry gas Utica Shale well, the Stalder #3UH, located on the Stalder Pad in Monroe County, Ohio. A copy of such press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information furnished in this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, unless the Company specifically states that the information is to be considered “filed” under the Exchange Act or incorporates it by reference into a filing under the Exchange Act or the Securities Act of 1933.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release of Magnum Hunter Resources Corporation, dated February 14, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNUM HUNTER RESOURCES CORPORATION

Date: February 18, 2014	/s/ Gary C. Evans
Gary C. Evans,
Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Magnum Hunter Resources Corporation, dated February 14, 2014

Exhibit 99.1

News Release	News Release

Magnum Hunter Resources Announces

Gas Discovery in First Utica Shale Well on Stalder Pad

Current Peak Rate Production of 32.5 MMCF per Day

HOUSTON, Texas – (Marketwire) – February 14, 2014 – Magnum Hunter Resources Corporation (NYSE: MHR) (NYSE MKT: MHR.PRC, MHR.PRD and MHR.PRE) (“Magnum Hunter” or the “Company”) announced today that the Company’s first dry gas Utica Shale well, the Stalder #3UH located on the Stalder Pad (18 potential wells) in Monroe County, Ohio, was placed on production earlier this week and has recently tested at a peak rate of 32.5 MMCF of natural gas per day on an adjustable rate choke with 4,300 psi FCP. The well is still producing significant amounts of frac water at a current rate of 1,400 Bbls/d. The well is continuing to clean up, and the Company believes that the actual gas sales rate will likely increase further over the next several days as this water production declines. The Stalder #3UH well was drilled and cased to a true vertical depth of 10,653 feet with a 5,050 foot horizontal lateral, and successfully fraced with 20 stages. Triad Hunter, LLC, a wholly-owned subsidiary of the Company, is the operator with a 47% working interest. Other non-operated partners include Eclipse Resources, Statoil and Northwood Energy Corporation.

Management Comments

Mr. Gary C. Evans, Chairman of the Board and Chief Executive Officer of Magnum Hunter, commented, “Our first well on the Stalder Pad is the most eastern well and one of the most southern wells drilled to-date in the entire Utica Play of Ohio. The well’s production is almost pure methane (97%) and therefore there is no need for processing, making it pipeline quality product. The benefit of owning the majority interest of our midstream division is that this well went directly through our gathering system to sales earlier this week. Therefore, we did not require any third-party to build a pipeline to this location. We are looking forward to drilling our first Utica well just across the Ohio River in West Virginia. We have a four well pad called the Stewart Winland, located in Tyler County, West Virginia, where we own 100% (87% NRI) of the working interest. We have already drilled one Marcellus well, are currently drilling the lateral of the second Marcellus well and after drilling the third Marcellus well on this pad later this month, our drilling rig will literally “walk” to the Utica location on this pad and commence drilling sometime in March, depending upon weather conditions. This new Utica well should geologically be deeper and higher pressure than the Stalder well. Our Eureka Hunter Gathering Pipeline is already present at that location so all four of these new wells will go directly to pipeline sales upon completion.”

About Magnum Hunter Resources Corporation

Magnum Hunter Resources Corporation and subsidiaries are a Houston, Texas-based independent exploration and production company engaged in the acquisition, development and production of crude oil, natural gas and natural gas liquids, primarily in the States of West Virginia, Ohio, Kentucky, and North Dakota. The Company is presently active in three of the most prolific unconventional shale resource plays in North America, namely the Marcellus Shale, Utica Shale, and Williston Basin/Bakken Shale.

Availability of Information on the Company’s Website

Magnum Hunter is providing a reminder that it makes available on its website (at www.magnumhunterresources.com) a variety of information for investors, analysts and the media, including the following:

•	annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports as soon as reasonably practicable after the material is electronically filed with or furnished to the Securities and Exchange Commission;
•	the most recent version of the Company’s Investor Presentation slide deck;
•	announcements of conference calls, webcasts, investor conferences, speeches and other events at which Company executives may discuss the Company and its business and archives or transcripts of such events;
•	press releases regarding annual and quarterly earnings, operational developments, legal developments and other matters; and

•	corporate governance information, including the Company’s corporate governance guidelines, committee charters, code of conduct and other governance-related matters.

Magnum Hunter’s goal is to maintain its website as the authoritative portal through which visitors can easily access current information about the Company.  Over time, the Company intends for its website to become a primary channel for public dissemination of important information about the Company.  Investors, analysts, media and other interested persons are encouraged to visit the Company’s website frequently.

Certain information included on the Company’s website constitutes forward-looking statements and is subject to the qualifications under the heading “Forward-Looking Statements” below and in the Company’s Investor Presentation slide deck.

Forward-Looking Statements

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although Magnum Hunter believes that the expectations reflected in the forward-looking statements are reasonable, Magnum Hunter can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings made by Magnum Hunter with the Securities and Exchange Commission (SEC). Among the factors that could cause results to differ materially are those risks discussed in the periodic reports filed by Magnum Hunter with the SEC, including Magnum Hunter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended after such fiscal year. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” Forward-looking statements speak only as of the date of the document in which they are contained, and Magnum Hunter does not undertake any duty to update any forward-looking statements except as may be required by law.

Contact:

Cham King

AVP, Investor Relations

ir@magnumhunterresources.com

832-203-4560

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported);
February 20, 2014

MAGNUM HUNTER RESOURCES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32997	86-0879278
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(LR.S. Employer Identification Number)

777 Post Oak Boulevard, Suite 650
Houston, Texas 77056
(Address of principal executive offices, including zip code)

(832) 369-6986
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pro-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

As previously reported by Magnum Hunter Resources Corporation (the “Company”) in its filings with the Securities and Exchange Commission (the “SEC”), and as further described below, four putative shareholder derivative lawsuits (the “Derivative Cases”) were filed against certain of the Company’s current and former directors and senior officers in 2013.

The Company is filing this Current Report on Form 8-K to report that (i) on January 21, 2014, the Southern District of New York granted the plaintiff’s voluntary motion to dismiss the New York Federal Derivative Case (as defined below) and entered a final judgment dismissing that case with prejudice and (ii) on February 18, 2014, the District of Delaware granted the Company’s motion to dismiss the Delaware Federal Derivative Case (as defined below) and closed the case.

Previously, in the Company’s Current Report on Form 8-K filed on December 23, 2013, the Company reported that the Texas Federal Derivative Case (as defined below) was dismissed on December 20, 2013 and the Texas State Derivative Case (as defined below) was dismissed on December 13, 2013.

All of the Derivative Cases have now been dismissed. It is, however, possible that additional putative shareholder derivative suits could be filed related to the events described below.

Derivative Cases

As previously reported by the Company in its filings with the SEC, including the Company’s Quarterly Report on Form 10-Q for the three-months and nine-months ended September 30, 2013 and Current Report on Form 8-K filed on December 23, 2013, (i) on June 27, 2013, Timothy Bassett filed a shareholder derivative suit in the United States District Court for the Southern District of Texas on behalf of the Company against certain of the Company’s current and former directors and senior officers (the “Texas Federal Derivative Case”); (ii) on September 16, 2013, Joseph Vitellone was substituted as plaintiff in the Texas Federal Derivative Case; and (iii) three other substantially similar putative shareholder derivative suits were filed in the 151st District Court of Harris County, Texas (the “Texas State Derivative Case”), in the United States District Court for the Southern District of New York (the “New York Federal Derivative Case”) and in the United States District Court of Delaware (the “Delaware Federal Derivative Case”). All these suits are collectively referred to as the Derivative Cases. The Derivative Cases asserted that the individual defendants unjustly enriched themselves and breached their fiduciary duties to the Company by (i) publishing allegedly false and misleading statements to the Company's investors regarding the Company's business and financial position and results, and (ii) allegedly failing to maintain adequate internal controls. The complaints in the Derivative Cases demanded that the defendants pay unspecified damages to the Company, including damages allegedly sustained by the Company as a result of the alleged breaches of fiduciary duties by the defendants, as well as disgorgement of profits and benefits allegedly obtained by the defendants, and reasonable attorneys', accountants' and experts' fees and costs to the plaintiffs.

Class Action Cases

Also, as previously reported by the Company in its filings with the SEC, certain class action complaints have been filed against the Company and certain of its officers. The class action cases that remain ongoing have been consolidated in the United States District Court for the Southern District of New York. This consolidated case is referred to as the Securities Case. The complaints in the Securities Case allege that the Company made certain false or misleading statements in its filings with the SEC, including statements related to the Company's internal and financial controls, the calculation of non-cash share-based compensation expense, the late filing of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (which was filed by the Company with the SEC in June 2013), the dismissal of the Company's previous independent registered accounting firm, and other matters identified in the Company's Form 8-K filed with the SEC on April 16, 2013, as amended. The complaints demand that the defendants pay unspecified damages to the class action plaintiffs, including damages allegedly caused by the decline in the Company's stock price between February 22, 2013 and April 22, 2013. The Company and the individual defendants are vigorously defending the Securities Case, and intend to continue to do so.  However, it is possible that additional shareholder suits could be filed related to these events.

**********

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In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference into any registration statement or other filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise expressly stated in such filing.

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SIGNATURE

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNUM HUNTER RESOURCES CORPORATION

Date: February 20, 2014	By:	/s/ Gary C. Evans
	Name:	Gary C. Evans
	Title:	Chairman and Chief Executive Officer

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